Exhibit 99.1

Sun Hydraulics Reports Third Quarter Results In Line With Company Estimates
SARASOTA, FL, November 4, 2013 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the third quarter of 2013 as follows:

	September 28, 2013	September 29, 2012	Increase/(Decrease)
Three Months Ended
Net sales	$49.4	$48.8	1%
Net income	$8.3	$8.8	(6)%
Net income per share:
Basic	$0.32	$0.34	(6)%
Diluted	$0.32	$0.34	(6)%
Nine Months Ended
Net sales	$156.2	$161.1	(3)%
Net income	$29.6	$30.7	(3)%
Net income per share:
Basic	$1.13	$1.19	(5)%
Diluted	$1.13	$1.18	(4)%

“Third quarter sales were consistent with our forecast, with demonstrated strength in international markets” said Allen Carlson, Sun's President and CEO. "Asia/Pacific sales were up nearly 12% and Europe sales were up almost 5%. Earnings came in at the lower end of our forecast range due to higher than expected taxes of approximately $0.01 per share.”
"While North American sales were down for the quarter, longer-term indicators - specifically U.S. and global PMI numbers - are pointing to a more favorable macro environment," Carlson said. "The U.S. PMI index registered 56.4 for October, the fifth consecutive month that PMI has indicated expansion in the manufacturing sector. This should positively impact demand for Sun's products throughout the fourth quarter and into 2014."
"Our new factory in Sarasota is operational," Carlson continued. "We are now consolidating important functions, including manifold design and manufacturing, shipping, and the integrated package business. This will help us gain efficiencies that will allow us to better serve our customers, and provide the capacity necessary to meet demand through the next growth cycle."
Concluding, Carlson said, “We expect the fourth quarter to be a great ending to another profitable and successful year. As signals indicate, the economy is improving and we expect to head into the new year with momentum. We are poised and ready to capitalize on early-cycle opportunities. As in past cycles, our efforts will remain on satisfying customer demand, growing market share, and delivering strong financial results.”
Outlook
Fourth quarter 2013 revenues are expected to be approximately $48 million, up approximately 11% from the fourth quarter of 2012. Earnings per share are estimated to be $0.31 to $0.33 compared to $0.26 in the same period a year ago. Kansas relocation costs of approximately $0.01 per share are included in the fourth quarter estimate.
For the year, revenues are expected to be approximately $204 million, similar to last year. Earnings per share are estimated to be $1.44 to $1.46 for 2013, compared to earnings per share of $1.43 in the prior year.
Webcast
Sun Hydraulics Corporation will broadcast its 2013 third quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, November 5, 2013. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A
If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-800-259-2693 and using 7777669 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com , and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com , which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com .
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 28, 2013, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 29, 2012. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three months ended
	September 28, 2013	September 29, 2012
	(unaudited)	(unaudited)
Net sales	$49,369	$48,825
Cost of sales	29,755	29,428
Gross profit	19,614	19,397
Selling, engineering and administrative expenses	6,540	6,202
Operating income	13,074	13,195
Interest (income) expense, net	(272)	(406)
Foreign currency transaction (gain) loss, net	82	2
Miscellaneous (income) expense, net	470	6
Income before income taxes	12,794	13,593
Income tax provision	4,519	4,758
Net income	$8,275	$8,835
Basic net income per common share	$0.32	$0.34
Weighted average basic shares outstanding	26,247	25,989
Diluted net income per common share	$0.32	$0.34
Weighted average diluted shares outstanding	26,247	25,999
Dividends declared per share	$0.090	$0.090

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Nine months ended
	September 28, 2013	September 29, 2012
	(unaudited)	(unaudited)
Net sales	$156,218	$161,131
Cost of sales	92,699	96,546
Gross profit	63,519	64,585
Selling, engineering and administrative expenses	19,752	19,662
Operating income	43,767	44,923
Interest (income) expense, net	(709)	(1,041)
Foreign currency transaction (gain) loss, net	(68)	(75)
Miscellaneous (income) expense, net	80	(158)
Income before income taxes	44,464	46,197
Income tax provision	14,824	15,493
Net income	$29,640	$30,704
Basic net income per common share	$1.13	$1.19
Weighted average basic shares outstanding	26,206	25,904
Diluted net income per common share	$1.13	$1.18
Weighted average diluted shares outstanding	26,206	25,937
Dividends declared per share	$0.360	$0.390

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 28, 2013	December 29, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,490	$34,478
Restricted cash	328	329
Accounts receivable, net of allowance for doubtful accounts of $132 and $124	18,273	13,754
Inventories	12,778	12,559
Income taxes receivable	—	728
Deferred income taxes	440	248
Short-term investments	40,644	37,700
Other current assets	3,174	2,649
Total current assets	122,127	102,445
Property, plant and equipment, net	74,105	64,672
Goodwill	5,188	4,472
Other assets	3,602	3,532
Total assets	$205,022	$175,121
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,721	$4,606
Accrued expenses and other liabilities	6,067	7,641
Income taxes payable	679	—
Dividends payable	2,363	—
Total current liabilities	14,830	12,247
Deferred income taxes	7,399	7,230
Other noncurrent liabilities	392	371
Total liabilities	22,621	19,848
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 40,000,000 shares authorized, par value $0.001, 26,250,999 and 26,094,580 shares outstanding	26	26
Capital in excess of par value	63,956	57,402
Retained earnings	117,447	97,242
Accumulated other comprehensive income (loss)	972	603
Total shareholders’ equity	182,401	155,273
Total liabilities and shareholders’ equity	$205,022	$175,121

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Nine months ended
	September 28, 2013	September 29, 2012
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$29,640	$30,704
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,393	5,353
(Gain)Loss on disposal of assets	324	84
Gain on investment in business	(528)	—
Provision for deferred income taxes	(23)	4
Allowance for doubtful accounts	8	44
Stock-based compensation expense	2,124	1,639
(Increase) decrease in, net of assets acquired:
Accounts receivable	(4,514)	(2,119)
Inventories	(151)	(147)
Income taxes receivable	728	120
Other current assets	(525)	(104)
Other assets	284	(92)
Increase (decrease) in, net of liabilities assumed:
Accounts payable	1,115	65
Accrued expenses and other liabilities	2,206	3,722
Income taxes payable	679	1,047
Other noncurrent liabilities	21	(219)
Net cash provided by operating activities	36,781	40,101
Cash flows from investing activities:
Investment in business, net of cash acquired	(923)	—
Capital expenditures	(14,569)	(6,703)
Proceeds from dispositions of equipment	70	56
Purchases of short-term investments	(22,945)	(25,774)
Proceeds from sale of short-term investments	19,327	6,821
Net cash used in investing activities	(19,040)	(25,600)
Cash flows from financing activities:
Proceeds from stock issued	651	506
Dividends to shareholders	(7,072)	(10,107)
Change in restricted cash	1	3
Net cash used in financing activities	(6,420)	(9,598)
Effect of exchange rate changes on cash and cash equivalents	691	759
Net increase (decrease) in cash and cash equivalents	12,012	5,662
Cash and cash equivalents, beginning of period	34,478	45,080
Cash and cash equivalents, end of period	$46,490	$50,742
Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$13,440	$14,323
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$3,486	$4,407
Common stock issued for deferred director’s compensation through other noncurrent liabilities	$294	$930

Contact:
Richard K. Arter
Investor Relations
941-362-1200
Tricia Fulton
Chief Financial Officer
941-362-1200